The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time.

FINAL TERMS OF THE OFFERED CERTIFICATES

CLASS	INITIAL CLASS PRINCIPAL AMOUNT OR CLASS NOTIONAL AMOUNT (1)	RELATED POOL	APPROXIMATE INITIAL INTEREST RATE	SUMMARY INTEREST RATE FORMULA	DESIGNATION	S&P RATING(19)	MOODY’S RATING (19)	FITCH RATING (19)
OFFERED CERTIFICATES
Pool 1 Offered Certificates
Class 1-1-A1	$369,061,000	1	5.500%	(2)	Super Senior	AAA	Aaa	AAA
Class 1-1-A2	$41,007,000	1	5.650%	(2)	Senior Support	AAA	Aaa	AAA
Class 1-2-A1	$325,000,000	1	5.520%	(2)	Super Senior	AAA	Aaa	AAA
Class 1-2-A2	$140,680,000	1	5.420%	(2)	Super Senior/Sequential	AAA	Aaa	AAA
Class 1-2-A3	$60,684,000	1	5.510%	(2)	Super Senior/Sequential	AAA	Aaa	AAA
Class 1-2-A4	$74,062,000	1	5.600%	(2)	Super Senior/Sequential	AAA	Aaa	AAA
Class 1-2-A5	$72,269,000	1	5.600%	(2)	Senior Support	AAA	Aaa	AAA
Class 1-2-A6	$50,000,000	1	5.420%	(3)	Super Senior/Sequential	AAA	Aaa	AAA
Class 1-M-1	$19,280,000	1	5.640%	(2)	Mezzanine	AA+	Aa1	AA+
Class 1-M-2	$10,244,000	1	5.670%	(2)	Mezzanine	AA	Aa2	AA
Class 1-M-3	$6,627,000	1	5.750%	(2)	Mezzanine	AA	Aa3	AA
Class 1-M-4	$4,218,000	1	5.920%	(2)	Mezzanine	AA-	A1	AA-
Class 1-M-5	$4,218,000	1	6.120%	(2)	Mezzanine	AA-	A2	A+
Class 1-M-6	$4,218,000	1	6.520%	(2)	Mezzanine	A+	A3	A
Class 1-B-1	$6,026,000	1	7.320%	(2)	Subordinate	A+	Baa1	A-
Class 1-B-2	$7,230,000	1	7.320%	(2)	Subordinate	A-	Baa3	BBB+
Aggregate Pool A Offered Certificates
Class 2-A-1 (21)	$66,699,000	2	5.974%	(4)	Super Senior	AAA	(17)	AAA
Class 2-A-1A (21)	$66,699,000	2	5.874%	(5)	Super Senior/Exchangeable	AAA	(17)	AAA
Class 2-A-1B (21)	(6)	2	0.100%	(7)	Senior/Interest-Only/Exchangeable	AAA	(17)	AAA
Class 2-A-1C (21)	$66,699,000	2	5.774%	(5)	Super Senior/Exchangeable	AAA	(17)	AAA
Class 2-A-1D (21)	(6)	2	0.200%	(7)	Senior/Interest-Only/Exchangeable	AAA	(17)	AAA
Class 2-A-1E (21)	$66,699,000	2	5.674%	(5)	Super Senior/Exchangeable	AAA	(17)	AAA
Class 2-A-1F (21)	(6)	2	0.300%	(7)	Senior/Interest-Only/Exchangeable	AAA	(17)	AAA
Class 2-A-1G (21)	$66,699,000	2	5.574%	(5)	Super Senior/Exchangeable	AAA	(17)	AAA
Class 2-A-1H (21)	(6)	2	0.400%	(7)	Senior/Interest-Only/Exchangeable	AAA	(17)	AAA
Class 2-A-1I (21)	$66,699,000	2	5.474%	(5)	Super Senior/Exchangeable	AAA	(17)	AAA
Class 2-A-1J (21)	(6)	2	0.500%	(7)	Senior/Interest-Only/Exchangeable	AAA	(17)	AAA
Class 2-A-2	$4,069,000	2	5.974%	(4)	Senior Support	AAA	(17)	AAA
Class 3-A-1 (21)	$56,460,000	3	6.003%	(8)	Super Senior	AAA	(17)	AAA
Class 3-A-1A (21)	$56,460,000	3	5.903%	(9)	Super Senior/Exchangeable	AAA	(17)	AAA
Class 3-A-1B (21)	(6)	3	0.100%	(10)	Senior/Interest-Only/Exchangeable	AAA	(20)	AAA
Class 3-A-1C (21)	$56,460,000	3	5.803%	(9)	Super Senior/Exchangeable	AAA	(20)	AAA
Class 3-A-1D (21)	(6)	3	0.200%	(10)	Senior/Interest-Only/Exchangeable	AAA	(20)	AAA
Class 3-A-1E (21)	$56,460,000	3	5.703%	(9)	Super Senior/Exchangeable	AAA	(20)	AAA
Class 3-A-1F (21)	(6)	3	0.300%	(10)	Senior/Interest-Only/Exchangeable	AAA	(20)	AAA
Class 3-A-1G (21)	$56,460,000	3	5.603%	(9)	Super Senior/Exchangeable	AAA	(20)	AAA
Class 3-A-1H (21)	(6)	3	0.400%	(10)	Senior/Interest-Only/Exchangeable	AAA	(20)	AAA
Class 3-A-1I (21)	$56,460,000	3	5.503%	(9)	Super Senior/Exchangeable	AAA	(20)	AAA
Class 3-A-1J (21)	(6)	3	0.500%	(10)	Senior/Interest-Only/Exchangeable	AAA	(20)	AAA
Class 3-A-2	$3,445,000	3	6.003%	(8)	Senior Support	AAA	(20)	AAA
Class 4-A-1 (21)	$65,031,000	4	5.923%	(11)	Super Senior	AAA	(20)	AAA
Class 4-A-1A (21)	$65,031,000	4	5.823%	(12)	Super Senior/Exchangeable	AAA	(20)	AAA
Class 4-A-1B (21)	(6)	4	0.100%	(13)	Senior/Interest-Only/Exchangeable	AAA	(20)	AAA
Class 4-A-1C (21)	$65,031,000	4	5.723%	(12)	Super Senior/Exchangeable	AAA	(20)	AAA
Class 4-A-1D (21)	(6)	4	0.200%	(13)	Senior/Interest-Only/Exchangeable	AAA	(20)	AAA
Class 4-A-1E (21)	$65,031,000	4	5.623%	(12)	Super Senior/Exchangeable	AAA	(20)	AAA
Class 4-A-1F (21)	(6)	4	0.300%	(13)	Senior/Interest-Only/Exchangeable	AAA	(20)	AAA
Class 4-A-1G (21)	$65,031,000	4	5.523%	(12)	Super Senior/Exchangeable	AAA	(20)	AAA
Class 4-A-1H (21)	(6)	4	0.400%	(13)	Senior/Interest-Only/Exchangeable	AAA	(20)	AAA
Class 4-A-1I (21)	$65,031,000	4	5.423%	(12)	Super Senior/Exchangeable	AAA	(20)	AAA
Class 4-A-1J (21)	(6)	4	0.500%	(13)	Senior/Interest-Only/Exchangeable	AAA	(20)	AAA
Class 4-A-2	$3,967,000	4	5.923%	(11)	Senior Support	AAA	(20)	AAA
Class C-B-1	$4,980,000	2-4	5.965%	(14)	Subordinate	AA	(20)	AA
Class C-B-2	$2,436,000	2-4	5.965%	(14)	Subordinate	A	(20)	A
Class C-B-3	$1,377,000	2-4	5.965%	(14)	Subordinate	BBB	(20)	BBB

Class A-R	$100	N/A	(15)	(15)	Senior/Residual/WAC	AAA	Aaa	AAA
NON-OFFERED CERTIFICATES
Class C-B-4	$1,483,000	2-4	5.965%	(14)	Subordinate	BB	(20)	BB
Class C-B-5	$1,059,000	2-4	5.965%	(14)	Subordinate	B	(20)	B
Class C-B-6	$848,289.05	2-4	5.965%	(14)	Subordinate	(20)	(20)	(20)
Class 1-P	$100	1	(15)	(15)	Prepayment Penalties(17)	AAA	Aaa	AAA
Class 2-P	$100	2-4	(15)	(15)	Prepayment Penalties(18)	AAA	(20)	AAA
Class 1-CE	(16)	1	(15)	(15)	Excess Cash Flow	(20)	(20)	(20)

(1)

These balances are approximate and are subject to an increase or decrease of up to 5%.

(2)

The per annum certificate interest rate on the Class 1-1-A1, Class 1-1-A2, Class 1-2-A1, Class 1-2-A2, Class 1-2-A3, Class 1-2-A4, Class 1-2-A5, Class 1-M-1, Class 1-M-2, Class 1-M-3, Class 1-M-4, Class 1-M-5, Class 1-M-6, Class 1-B-1 and Class 1-B-2 Certificates will be equal to the least of (a) LIBOR (as defined in “Glossary of Defined Terms” in the prospectus supplement) plus the applicable margin set forth below, (b) the related Pool 1 Net Wac Cap  (as defined in “Glossary of Defined Terms” in the prospectus supplement) (adjusted for the actual number of days in the related accrual period) and (c) 11.50% per annum.  The certificate margins are as follows:

Class	On or prior to the Pool 1 Initial Clean-up Call Date	After the Pool 1 Initial Clean-up Call Date
1-1-A1	0.180%	0.360%
1-1-A2	0.330%	0.660%
1-2-A1	0.200%	0.400%
1-2-A2	0.100%	0.200%
1-2-A3	0.190%	0.380%
1-2-A4	0.280%	0.560%
1-2-A5	0.280%	0.560%
1-2-A6	0.170%	0.340%
1-M-1	0.320%	0.480%
1-M-2	0.350%	0.525%
1-M-3	0.430%	0.645%
1-M-4	0.600%	0.900%
1-M-5	0.800%	1.200%
1-M-6	1.200%	1.800%
1-B-1	2.000%	3.000%
1-B-2	2.000%	3.000%

(3)

The Class 1-2-A6 Certificates will have a certificate interest rate equal to the least of (a) Federal Funds Rate (as defined in “Glossary of Defined Terms” in the prospectus supplement) plus the applicable margin set forth in the table in footnote (2) above, (b) the Pool 1B Net WAC Cap (adjusted for the actual number of days in the related accrual period) and (c) 11.50% per annum.

(4)

Interest will accrue on the Class 2-A-1 and Class 2-A-2 Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans, as described in the prospectus supplement.

(5)

On each distribution date on or prior to the distribution date in January 2012, the per annum certificate interest rate applicable to the Class 2-A-1A, Class 2-A-1C, Class 2-A-1E, Class 2-A-1G and Class 2-A-1I Certificates will equal the weighted average of the net interest rates on the pool 2 mortgage loans, as described in the prospectus supplement, minus the related Pool 2 Certificate Margin (as defined in “Glossary of Defined Terms” in the prospectus supplement).  On each distribution date on and after the distribution date in February 2012, the per annum certificate interest rate applicable to the Class 2-A-1A, Class 2-A-1C, Class 2-A-1E, Class 2-A-1G and Class 2-A-1I Certificates will equal the weighted average of the net interest rates on the pool 2 mortgage loans.

(6)

On any distribution date, the class notional amount of a class of interest-only certificates will be equal to the class principal amount of the Related P&I Certificates (as defined in “Glossary of Defined Terms” in the prospectus supplement).

(7)

On each distribution date on or prior to the distribution date in January 2012, the per annum certificate interest rate applicable to the Class 2-A-1B, Class 2-A-1D, Class 2-A-1F, Class 2-A-1H and Class 2-A-1J Certificates will equal the related Pool 2 Certificate Margin.  On each distribution date on and after the distribution date in February 2012, the per annum certificate interest rate applicable to the Class 2-A-1B, Class 2-A-1D, Class 2-A-1F, Class 2-A-1H and Class 2-A-1J Certificates will equal zero and the Class 2-A-1B, Class 2-A-1D, Class 2-A-1F, Class 2-A-1H and Class 2-A-1J Certificates will not be entitled to payments in respect of interest.

(8)

Interest will accrue on the Class 3-A-1 and Class 3-A-2 Certificates based upon the weighted average of the net interest rates on the pool 3 mortgage loans, as described in the prospectus supplement.

(9)

On each distribution date on or prior to the distribution date in February 2012, the per annum certificate interest rate applicable to the Class 3-A-1A, Class 3-A-1C, Class 3-A-1E, Class 3-A-1G and Class 3-A-1I Certificates will equal the weighted average of the net interest rates on the pool 3 mortgage loans, as described in the prospectus supplement, minus the related Pool 3 Certificate Margin (as defined in “Glossary of Defined Terms” in the prospectus supplement).  On each distribution date on and after the distribution date in March 2012, the per annum certificate interest rate applicable to the Class 3-A-1A, Class 3-A-1C, Class 3-A-1E, Class 3-A-1G and Class 3-A-1I Certificates will equal the weighted average of the net interest rates on the pool 3 mortgage loans.

(10)

On each distribution date on or prior to the distribution date in February 2012, the per annum certificate interest rate applicable to the Class 3-A-1B, Class 3-A-1D, Class 3-A-1F, Class 3-A-1H and Class 3-A-1J Certificates will equal the related Pool 3 Certificate Margin.  On each distribution date on and after the distribution date in March 2012, the per annum certificate interest rate applicable to the Class 3-A-1B, Class 3-A-1D, Class 3-A-1F, Class 3-A-1H and Class 3-A-1J Certificates will equal zero and the Class 3-A-1B, Class 3-A-1D, Class 3-A-1F, Class 3-A-1H and Class 3-A-1J Certificates will not be entitled to payments in respect of interest.

(11)

Interest will accrue on the Class 4-A-1 and Class 4-A-2 Certificates based upon the weighted average of the net interest rates on the pool 4 mortgage loans, as described in the prospectus supplement.

(12)

On each distribution date on or prior to the distribution date in March 2014, the per annum certificate interest rate applicable to the Class 4-A-1A, Class 4-A-1C, Class 4-A-1E, Class 4-A-1G and Class 4-A-1I Certificates will equal the weighted average of the net interest rates on the pool 4 mortgage loans, as described in the prospectus supplement, minus the related Pool 4 Certificate Margin (as defined in “Glossary of Defined Terms” in the prospectus supplement).  On each distribution date on and after the distribution date in April 2014, the per annum certificate interest rate applicable to the Class 4-A-1A, Class 4-A-1C, Class 4-A-1E, Class 4-A-1G and Class 4-A-1I Certificates will equal the weighted average of the net interest rates on the pool 4 mortgage loans.

(13)

On each distribution date on or prior to the distribution date in March 2014, the per annum certificate interest rate applicable to the Class 4-A-1B, Class 4-A-1D, Class 4-A-1F, Class 4-A-1H and Class 4-A-1J Certificates will equal the related Pool 4 Certificate Margin.  On each distribution date on and after the distribution date in April 2014, the per annum certificate interest rate applicable to the Class 4-A-1B, Class 4-A-1D, Class 4-A-1F, Class 4-A-1H and Class 4-A-1J Certificates will equal zero and the Class 4-A-1B, Class 4-A-1D, Class 4-A-1F, Class 4-A-1H and Class 4-A-1J Certificates will not be entitled to payments in respect of interest.

(14)

Interest will accrue on the Class C-B-1, Class C-B-2, Class C-B-3, Class C-B-4, Class C-B-5 and Class C-B-6 Certificates based upon the weighted average of the net interest rates on all of the pool 2, pool 3 and pool 4 mortgage loans, as described in the prospectus supplement.

(15)

The Class A-R, Class 1-P, Class 2-P and Class 1-CE Certificates will not be entitled to payments in respect of accrued interest.

(16)

The Class 1-CE Certificates will not have a principal balance, but will be entitled to related pool 1 net monthly excess cashflow on the pool 1 mortgage loans, as described under “Description of the Certificates—Distributions on the Pool 1 Certificates”.

(17)

The Class 1-P Certificates will be entitled to prepayment penalties or charges received in respect of certain pool 1 mortgage loans.

(18)

The Class 2-P Certificates will be entitled to prepayment penalties or charges received in respect of certain mortgage loans in aggregate pool A.

(19)

The ratings are not recommendations to buy, sell or hold these certificates.  A rating may be changed or withdrawn at any time by the assigning rating agency. The ratings do not address the possibility that, as a result of principal prepayments, the yield on your certificates may be lower than anticipated. We refer you to “Ratings” in the prospectus supplement for a more complete discussion of the certificate ratings.

(20)

Such rating agency has not been asked to rate these certificates.

(21)

Each of these classes of certificates are exchangeable for certain other classes of offered certificates in the combinations identified in Annex C to the prospectus supplement.  See “Description of the Offered Certificates − Exchangeable Certificates” in the prospectus supplement.

The Mortgage Pass-Through Certificates, Series 2007-A2 will also have the following characteristics:

CLASS	RECORD DATE(1)	DELAY/ ACCRUAL PERIOD(2)	INTEREST ACCRUAL CONVENTION	EXPECTED FINAL DISTRIBUTION DATE (3)	FINAL SCHEDULED DISTRIBUTION DATE (4)	MINIMUM DENOMINATION (5)	INCREMENTAL DENOMINATIONS	CUSIP
OFFERED CERTIFICATES
Pool 1 Offered Certificates
Class 1-1-A1	DD	0	Actual/360	November 2013	June 2037	$100,000	$1	466278AA6
Class 1-1-A2	DD	0	Actual/360	November 2013	June 2037	$100,000	$1	466278AB4
Class 1-2-A1	DD	0	Actual/360	November 2013	June 2037	$100,000	$1	466278AC2
Class 1-2-A2	DD	0	Actual/360	August 2009	June 2037	$100,000	$1	466278AD0
Class 1-2-A3	DD	0	Actual/360	May 2011	June 2037	$100,000	$1	466278AE8
Class 1-2-A4	DD	0	Actual/360	November 2013	June 2037	$100,000	$1	466278AF5
Class 1-2-A5	DD	0	Actual/360	November 2013	June 2037	$100,000	$1	466278AG3
Class 1-2-A6	DD	0	Actual/360	August 2009	June 2037	$100,000	$1	466278CP1
Class 1-M-1	DD	0	Actual/360	November 2013	June 2037	$100,000	$1	466278AH1
Class 1-M-2	DD	0	Actual/360	November 2013	June 2037	$100,000	$1	466278AJ7
Class 1-M-3	DD	0	Actual/360	November 2013	June 2037	$100,000	$1	466278AK4
Class 1-M-4	DD	0	Actual/360	November 2013	June 2037	$100,000	$1	466278AL2
Class 1-M-5	DD	0	Actual/360	November 2013	June 2037	$100,000	$1	466278AM0
Class 1-M-6	DD	0	Actual/360	August 2013	June 2037	$100,000	$1	466278AN8
Class 1-B-1	DD	0	Actual/360	February 2013	June 2037	$100,000	$1	466278AP3
Class 1-B-2	DD	0	Actual/360	May 2012	June 2037	$100,000	$1	466278AQ1
Aggregate Pool A Offered Certificates
Class 2-A-1	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278AR9
Class 2-A-1A	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278AS7
Class 2-A-1B	CM	24	30/360	January 2012	May 2037	$100,000	$1	466278AT5
Class 2-A-1C	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278AU2
Class 2-A-1D	CM	24	30/360	January 2012	May 2037	$100,000	$1	466278AV0
Class 2-A-1E	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278AW8
Class 2-A-1F	CM	24	30/360	January 2012	May 2037	$100,000	$1	466278AX6
Class 2-A-1G	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278AY4
Class 2-A-1H	CM	24	30/360	January 2012	May 2037	$100,000	$1	466278AZ1
Class 2-A-1I	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278BA5
Class 2-A-1J	CM	24	30/360	January 2012	May 2037	$100,000	$1	466278BB3
Class 2-A-2	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278BC1
Class 3-A-1	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278BD9
Class 3-A-1A	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278BE7
Class 3-A-1B	CM	24	30/360	February 2012	May 2037	$100,000	$1	466278BF4
Class 3-A-1C	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278BG2
Class 3-A-1D	CM	24	30/360	February 2012	May 2037	$100,000	$1	466278BH0
Class 3-A-1E	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278BJ6
Class 3-A-1F	CM	24	30/360	February 2012	May 2037	$100,000	$1	466278BK3
Class 3-A-1G	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278BL1
Class 3-A-1H	CM	24	30/360	February 2012	May 2037	$100,000	$1	466278BM9
Class 3-A-1I	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278BN7
Class 3-A-1J	CM	24	30/360	February 2012	May 2037	$100,000	$1	466278BP2
Class 3-A-2	CM	24	30/360	April 2012	May 2037	$100,000	$1	466278BQ0
Class 4-A-1	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278BR8
Class 4-A-1A	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278BS6
Class 4-A-1B	CM	24	30/360	March 2014	May 2037	$100,000	$1	466278BT4
Class 4-A-1C	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278BU1
Class 4-A-1D	CM	24	30/360	March 2014	May 2037	$100,000	$1	466278BV9
Class 4-A-1E	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278BW7
Class 4-A-1F	CM	24	30/360	March 2014	May 2037	$100,000	$1	466278BX5
Class 4-A-1G	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278BY3
Class 4-A-1H	CM	24	30/360	March 2014	May 2037	$100,000	$1	466278BZ0
Class 4-A-1I	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278CA4
Class 4-A-1J	CM	24	30/360	March 2014	May 2037	$100,000	$1	466278CB2
Class 4-A-2	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278CC0
Class C-B-1	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278CD8
Class C-B-2	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278CE6
Class C-B-3	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278CF3

Class A-R	CM	N/A	N/A	June 2007	May 2037	$100	(5)	466278CG1

NON-OFFERED CERTIFICATES
Class C-B-4	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278CH9
Class C-B-5	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278CJ5
Class C-B-6	CM	24	30/360	April 2014	May 2037	$100,000	$1	466278CK2
Class 1-P	CM	N/A	N/A	May 2012	May 2012	$100	(5)	466278CL0
Class 2-P	CM	N/A	N/A	June 2012	June 2012	$100	(5)	466278CM8
Class 1-CE	CM	N/A	N/A	April 2014	June 2037	(5)	(5)	466278CN6

(1)

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.    DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)

24 Day = For any distribution date, the interest accrual period will be calendar month preceding that distribution date.  0 day = For any distribution date, the period from and including the 25th day of the month immediately preceding such distribution date (or in the case of the first distribution date, May 31, 2007) to and including the 24th day of the month of such distribution date.

(3)

Calculated as described in the prospectus supplement under “Description of the Certificates — Expected Final Distribution Date”

(4)

Calculated as described in the prospectus supplement under “Description of the Certificates — Final Scheduled Distribution Date”

(5)

The Class A-R, Class 1-P, Class 2-P and Class 1-CE Certificates will be issued in definitive, fully registered form, representing the entire percentage interest of that class.